                                                                                                                         EXHIBIT 12
                                                            ASHLAND INC.
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                            (In millions)


                                                                                                              Three months ended
                                                                  Years ended September 30                        December 31
                                                  ---------------------------------------------------------  ----------------------
                                                       2001       2002        2003        2004        2005     2004         2005
                                                  ----------  ---------   ---------  ----------  ----------  ---------   ----------
EARNINGS

Income from continuing operations                 $     390   $    115    $     94   $     398   $   2,005   $     94    $      67
Income taxes                                            266         68          44         150        (202)        55           40
Interest expense                                        160        133         121         112          87         28            2
Interest portion of rental expense                       40         35          33          35          38          9            9
Amortization of deferred debt expense                     2          2           2           2           3          -            1
Distributions in excess of (less than) earnings
    of unconsolidated affiliates                        (91)        20         (98)       (263)       (250)      (145)          (2)
                                                  ----------  ---------   ---------  ----------  ----------  ---------   ----------
                                                  $     767   $    373    $    196   $     434   $   1,681   $     41    $     117
                                                  ==========  =========   =========  ==========  ==========  =========   ==========

FIXED CHARGES

Interest expense                                  $     160   $    133    $    121   $     112   $      87   $     28    $       2
Interest portion of rental expense                       40         35          33          35          38          9            9
Amortization of deferred debt expense                     2          2           2           2           3          -            1
                                                  ----------  ---------   ---------  ----------  ----------  ---------   ----------
                                                  $     202   $    170    $    156   $     149   $     128   $     37    $      12
                                                  ==========  =========   =========  ==========  ==========  =========   ==========

RATIO OF EARNINGS TO FIXED CHARGES                     3.80       2.19        1.26        2.91       13.13       1.11         9.75